Exhibit 10.1
Form of Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is agreed upon and entered into this ____ day of _______, 20___, by and between ________________, an adult individual (the “Employee”) and MANITOWOC FOODSERVICE, INC., a Delaware corporation, together with its successors and assigns (the “Company”).

RECITALS

A.    The Company desires to employ Employee, and Employee desires to be employed by the Company, in the position of __________; and

B.    The Employee shall have access to confidential financial information, trade secrets and other confidential and proprietary information of the Company.

AGREEMENTS

In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.    Employment

1.1    Duties. Employee shall serve as ___________ of the Company, and will, under the direction of [the President and Chief Executive Officer of the Company (the “CEO”), and] [the Board of Directors of the Company (the “Board”)], faithfully and to the best of Employee’s ability perform the duties assigned by [the CEO or][ the Board] in his/her or its discretion from time to time.

1.2    Best Efforts. Employee agrees to devote Employee’s entire business time, and best effort, skill and attention to the discharge of his duties while employed by the Company. Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not substantially interfere with his/her performance of his/her duties hereunder, to (i) manage his/her personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees and on family trusts and (iii) serve on boards of directors of other entities; provided that such service will be permitted only to the extent Employee provides notice of any contemplated service on such boards, committees or family trusts to the Board, the Board approves such service and such service does not substantially interfere with Employee’s performance of his/her duties hereunder. Employee will keep the Company apprised of any such boards, committees and family trusts on which he/she serves.

1.3    Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees. Employee shall act in the best interest of the Company at all times.

2.    Terms of Employment

2.1    Term. This Agreement shall commence on _____ __, 20__ (the “Commencement Date”) and shall, subject to Section 2.2 below, continue until the third anniversary of the Commencement Date. Upon completion of the Term, Employee may continue to be employed by Company subject to Company rules and policies and/or the parties may enter into a new written agreement.

2.2    “At Will” Employment Status. Notwithstanding any term or provision of this Agreement, at all times Employee shall be employed by Company on an “at will” basis, subject to termination in accordance with Sections 2.3 through 2.6 below.

2.3    Termination for Cause. The Company shall have the right to immediately terminate this Agreement and Employee’s employment with the Company for any of the following causes (each a “Cause”):

(a)    Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)    Engaging in any act involving fraud or theft;

(c)    Conduct which is detrimental to the reputation, goodwill or business operations of the Company;

(d)    Neglect by Employee of his/her duties or breach by Employee of his/her duties or intentional misconduct by Employee in discharging such duties;

(e)    Employee’s continued absence from his/her duties without the consent of the Employee’s supervisor after receipt of notification from the Company, other than absence due to bona fide illness or disability as defined herein;

(f)    Employee’s failure or refusal to comply with the directions of the CEO or the Board or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require Employee (i) to take any action which is illegal; or (ii) to fail to take any action required by applicable law, regulations or licensing standards;

(g)    Conduct, actions, or performance that violates the Company’s policies concerning ethics or employee conduct;

(h)    Employee’s failure to execute an Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Competition as set forth in Section 5 of this Agreement or breach of any of the restrictive covenants contained in that agreement; or

(i)    Employee’s breach of any term of this Agreement or failure to perform any of his duties to the satisfaction of the Board;

provided that the Company shall have delivered to the Employee a notice of termination that specifically identifies such grounds for termination for Cause and, in the case of grounds pursuant to subsections (d) through (i), the Employee shall have failed to cure such circumstances within 30 days of receipt of such notice.

Upon the effectiveness of any termination for Cause by the Company, the Company shall have no further obligation under this Agreement and payment of all compensation to Employee under this Agreement shall cease immediately, except for any payment of compensation accrued but unpaid through the date of such termination for Cause. Employee acknowledges that his compensation may also be subject to any clawback provisions required by law, rule, regulation or Company policy consistent with any law, rule or regulation.

2.4    Termination by the Company Without Cause. Notwithstanding Section 2.3 above, the Company shall have the right to terminate this Agreement and Employee’s employment without Cause, at any time, and for any reason or no reason at all, upon written notice to Employee, subject to the following:

(a)    If the Company terminates this Agreement and Employee’s employment and such termination is not a termination for Cause under Section 2.3 above, then Employee shall receive the following from the Company as severance (the “Severance Payment”): (i) ______ base salary as set forth in Section 3.1, plus (ii) an amount equal to the prorata annual incentive compensation for the year of termination (the “Prorata Annual Incentive”), plus (iii) an amount equal to _______ of the targeted annual incentive compensation amount as set forth in Section 3.2 for the year of the termination (regardless of whether the targeted performance was achieved or exceeded). The Prorata Annual Incentive shall be determined by multiplying the amount of the annual incentive compensation Employee would have earned pursuant to Section 3.2 in the year of termination if Employee had remained employed through the end of that year, by a fraction, the numerator of which is the number of days Employee was employed by the Company in the year of termination, and the denominator of which is 365. Except for the Prorata Annual Incentive, the Severance Payment shall be paid in substantially equal biweekly installments with the Company’s regular payroll over the ______ period (the “Severance Pay Period”) following the effective date of termination of employment (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period); provided that any amounts that would be payable prior to the effectiveness of the Release Agreement (as defined below) shall be delayed until the Release Agreement is effective. Notwithstanding the foregoing, if, as of the date of Employee’s separation from service (i) he is a “specified employee” as determined under Section 409A of the Code (as defined below), then any portion of the Severance Payment that is subject to and not exempt from Code Section 409A and that would otherwise be payable within the first six (6) months following such separation from service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of Employee’s separation from service to the extent required for compliance with Code Section 409A or (ii) he is not a “specified employee” as determined under Code Section 409A or such delay is otherwise not required for compliance with Code Section 409A, then any portion of the Severance Payment that is subject to and not exempt from Code Section 409A and that would be otherwise payable within the first ninety (90) days after Employee’s separation from service shall be paid ninety (90) days after Employee’s separation from service (and not promptly following the effectiveness of the Release Agreement). The Prorata Annual Incentive shall be paid within 15 days after the Compensation Committee of the Company’s Board of Directors certifies the annual (short-term) incentive performance for all employees for the year in which the termination occurred. The Severance Payment will be subject to all applicable federal, state and governmental withholdings. The Severance Payment will be subject to offset by the amount of any base salary, short-term incentive compensation or cash compensation earned by Employee or to which Employee is entitled during the Severance Pay Period (regardless of when any such amount is paid by a subsequent employer or by the Company): (i) from any subsequent employer following the termination of his employment with the Company, or (ii) from the Company under any Contingent Employment Agreement between the Company and Employee. In the event Employee obtains other employment before the end of the Severance Pay Period, Employee shall immediately notify the Company of such employment in writing.  Employee expressly agrees that failure to immediately advise Company of Employee’s new employment shall constitute a material breach of this Agreement, and Employee will forfeit all amounts paid or that otherwise would be paid by the Company under this subparagraph from the date of his new employment until the end of the Severance Pay Period.  Employee shall immediately repay to the Company all amounts paid by the Company as a severance payment applicable to the period commencing on the date of his new employment or the date a change in control payment is triggered through the end of the Severance Pay Period.  Notwithstanding such forfeiture, the remaining provisions of this Agreement shall remain in full force and effect. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate his new employment and all compensation and rights under his new employment.

(b)    Before receiving the Severance Payment set forth in Section 2.4(a) above, and as a condition to receiving the same, Employee shall sign and not revoke a release of any and all claims or potential claims against the Company which Employee has or may have, whether known or unknown, as of the date of the release (the “Release Agreement”). The Company must provide the form of Release Agreement to Employee within fifteen (15) days after Employee’s separation from service and Employee must sign the Release Agreement and provide it to the Company within fifteen (15) days after receiving it from the Company. The Release Agreement shall be in the same or similar form as such release documents or agreements as the Company has required from other executives as a condition of receiving any severance package.

(c)    In order to facilitate compliance with Section 409A of the Code, the Company and the Employee shall neither accelerate nor defer or otherwise change the time at which any payment due under this Section 2.4 is to be made and the Employee shall not be considered to have had a termination of employment until the Employee is considered to have a had a separation from service within the meaning of Code Section 409A. Further, each individual installment or payroll period amount shall be considered a separate payment for purposes of applying Code Section 409A.
2.5    Termination by Employee for Good Reason. Employee may terminate this Agreement and/or his employment with the Company for Good Reason, as defined below. If Employee terminates this Agreement for Good Reason, then Employee shall be entitled to receive the Severance Payment as set forth in Section 2.4(a) above, subject to the requirements of Sections 2.4(a),(b) and (c). For purposes of this Agreement, “Good Reason” shall mean:

(a)a material diminution in Employee’s position or title, or the assignment of duties to Employee that are materially inconsistent with Employee’s positions or titles as described in Section 1.1;

(b)a material diminution in Employee’s base salary or incentive/bonus opportunities except for across-the-board temporary salary reductions of twenty percent (20%) or less similarly affecting other employees;

(c)a change that would require Employee to relocate to a primary office that is more than fifty (50) miles from the location of Employee’s primary office on the Commencement Date;

(d)a material breach by the Company of any of its obligations under this Agreement; or

(e)any successor to the Company or assignee fails or refuses to assume the Company's obligations under this Agreement.

Notwithstanding the foregoing, no such event described above shall constitute Good Reason unless: (1) Employee gives written notice to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s notice.
2.6    Termination Due to Disability or Death. Except for a termination of the Agreement for Good Reason as provided in Section 2.5, if Employee is unable to perform his duties under this Agreement by reason of physical or mental disability, this Agreement shall terminate, and, upon such termination, Employee shall continue to receive the compensation described in Section 3 of this Agreement, reduced by any disability payment to which Employee may be entitled in lieu of such compensation, until the first anniversary of the Commencement Date. Except for any Severance Payment that may be required under Sections 2.4 and/or 2.5, following the first anniversary of the Commencement Date after a termination due to death or disability, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through that date[For U.S. Employees Only:, COBRA benefits] and other benefits to which the Employee may be entitled notwithstanding termination of his employment). The term “disability” as used in this Agreement shall mean a condition which prohibits Employee from performing his duties substantially in the manner he is capable of performing them on the date of this Agreement, which cannot be removed by reasonable accommodations on the part of the Company, for sixty (60) days or more during any one year period.

This Agreement shall terminate and all payments and rights to compensation and benefits to Employee under this Agreement shall cease immediately if the Employee shall die prior to a separation from service with the Company, except for any compensation and benefits accrued but unpaid through the date of death.
[For U.S. Employees Only: 2.7    COBRA Coverage. Any period of continued post-employment medical plan coverage provided in accordance with this Agreement shall count against the minimum period of coverage required by the medical continuation provisions of COBRA and any other applicable legislation. The Employee is entitled to continuation of group health and dental plan coverage through the last date of his employment, at which time all such coverage will be terminated and applicable COBRA coverage will be made available to Employee. The available coverage is the same coverage which is available for all non-represented employees of the Company. Beginning the first day of the month following the date of termination of this Agreement, Employee is eligible to elect continued health and/or dental insurance coverage under COBRA. If Employee elects continued coverage under COBRA and the Agreement was terminated by the Company without Cause or by Employee for Good Reason, the Company agrees to reimburse Employee for 100% of the monthly COBRA cost upon receipt of proof of payment through the last day of the Employee’s COBRA continuation coverage period. Employee understands it is Employee’s sole obligation to make these COBRA payments on a monthly basis in order to continue Employee’s health or dental insurance benefits and that failure by Employee to make these payments timely may result in cessation of benefits. If Employee obtains other employment prior to the end of the Severance Pay Period which offers any of such insurance coverage, the Company’s obligation to reimburse Employee for COBRA payments will be terminated. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.]
3.    Base Compensation and Incentive Compensation.
3.1    Base Compensation. Subject to Section 2 of this Agreement, during the Term the Company shall pay to Employee an annual salary in the amount of __________ (_________) (the “Base Compensation”). The Base Compensation shall be paid in accordance with the Company’s normal payroll procedures, subject to all applicable taxes and withholdings. The Base Compensation may be increased from time-to-time in accordance with the regular compensation review practices of the Company.
3.2    Short-Term Incentive Compensation. Subject to Section 2 of this Agreement, in addition to the Base Compensation, Employee shall be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) in effect as of the date of this Agreement. Under the STIP, Employee may receive a target incentive compensation payment of ______ percent (__%) of Employee’s Base Compensation if the Company achieves 100% of the STIP target performance requirements for the calendar year. Employee may receive a target incentive compensation payment of _________ percent (___%) of Employee’s Base Compensation if the Company achieves 200% of the STIP target performance requirements for the calendar year. Except for the Severance Payment described in Section 2.4(a), (a) the STIP payout for a calendar year may not exceed ______ percent (____%) of Employee’s Base Compensation for that year, and (b) Employee must remain employed with the Company through the last day of a calendar year in order to receive any short incentive compensation for that year.
4.    Benefits.
In addition to the Base Compensation and the Short-Term Incentive Compensation set forth in Section 3 above, Employee shall be eligible to receive the following benefits which shall be subject to the terms of all applicable plan documents and policies:
[For U.S. Employees Only: 4.1    [401(k) Retirement Plan. Upon commencement of Employee’s employment with the Company, Employee shall be eligible to make contributions to a 401(k) Retirement Plan sponsored by the Company. The Company’s current practice is to match Employee’s contribution to Employee’s 401(k) Retirement Plan as follows: 100% Company matching contribution on the first 3% of pay that Employee contributes; and 50% Company matching contribution on the next 2% of pay that Employee contributes. In addition, if Employee participates in the Company’s 401(k) Plan, and if the Company meets certain financial targets, Employee may receive an additional annual Company retirement contribution.]

4.2    Equity Awards. Employee will also be eligible for long-term incentive awards under the Company’s Omnibus Incentive Plan if and when annual awards are granted by the Company. Employee could expect a long-term incentive award grant in each year with a target value determined annually by the Compensation Committee. Employee’s long-term incentive award grant target value is currently _________ per year. All grants are subject to the terms of an award agreement consistent with award agreements provided to other Company executives, including similar vesting and performance conditions. Upon termination of this Agreement by the Company without Cause or by Employee for Good Reason, all outstanding equity awards made prior to the year of termination shall be deemed fully vested; provided that any such equity awards granted after 2016 that the Company intends to qualify as “performance-based compensation” within the meaning of Code Section 162(m) shall be deemed fully vested only to the extent any applicable “preestablished, objective performance goal” within the meaning of Treas. Reg. s. 1.162-27(e)(2) has been attained. Unless otherwise provided by the Company, all outstanding equity awards made in the year of termination shall be forfeited. With respect to any equity award that is (i) granted prior to 2017 or not intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), (ii) not forfeited and (iii) subject to the achievement of a performance goal for which the performance period has not expired, the equity award shall be deemed earned at target. With respect to any equity award that is (i) granted after 2016, (ii) intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), (iii) not forfeited and (iv) subject to the achievement of a performance goal for which the performance period has not expired, the equity award shall be deemed earned at target to the extent any applicable “preestablished, objective performance goal” within the meaning of Treas. Reg. s. 1.162-27(e)(2) has been attained. Employee shall have until the earlier of the expiration date of any unexercised option (including those for which the vesting date has been accelerated) or twenty-four (24) months from the termination date of this Agreement, to exercise any outstanding options. Any options not exercised within twenty-four (24) months of the date of termination of this Agreement will be forfeited. Any shares of stock of the Company to be delivered to Employee pursuant to the vesting of performance shares, restricted stock, or restricted stock units will be paid or delivered to Employee within 15 days of the termination date.

[For U.S. Employees Only: 4.3    Deferred Compensation Plan. Employee is eligible to participate in the Company’s Deferred Compensation Plan. Details of the Deferred Compensation Plan and an enrollment form will be provided to Employee. To participate in the Deferred Compensation Plan, Employee must complete the deferral agreement and return it to the Company, attention Benefits Manager, 2227 Welbilt Boulevard, New Port Richey, Florida 34655. Upon termination of this Agreement, the Company shall pay the balance of Employee’s deferred compensation account in accordance with the terms of that plan. Nothing in this Agreement shall interfere with Employee’s rights to any benefits separately provided in any supplemental employee retirement or similar nonqualified retirement benefit plan sponsored or maintained by the Company from time to time (any “Supplemental Plan”) in which Employee is a participant.]
[For U.S. Employees Only: 4.4     Retirement Benefits; Supplemental Plan upon Termination. Upon termination of this Agreement, Employee is entitled to any vested retirement plan benefits that Employee has accrued through the date of termination of this Agreement. For purposes of this provision, a retirement plan shall mean any retirement plan of the Company qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and any Supplemental Plan. Such benefits shall be calculated and paid in accordance with the terms of such plan(s).]
[For U.S. Employees Only: 4.5    Health, Dental and Life Insurance. Employee is eligible to receive life insurance, health coverage, vision care plan, flexible spending account, and dental coverage (Plan 1 or Plan 2) under the Company’s plans. Coverage for these benefits is available beginning on the first day of the month following Employee’s completion of thirty (30) days of continuous service to the Company.]

4.6    Vacation and Holidays. Employee will be eligible for _____ weeks of paid vacation each calendar year. For any partial calendar year, Employee’s vacation eligibility shall be prorated accordingly. In addition to vacation, the Company currently observes ________ paid holidays per year. Upon termination of this Agreement Employee shall receive payment for any unused vacation allowance in the year of termination, which will be paid in a lump sum within thirty (30) days of the termination date.

[4.7    Vehicle Allowance. The Company will provide Employee with a vehicle allowance in the amount of ____________ per month.]
4.8    Physical Examination. The Company will reimburse Employee for one (1) physical examination every year.
4.9    Tax Preparation. The Company will reimburse Employee for costs associated with the preparation of Employee’s personal income taxes and financial planning each year. For any year during Employee’s employment, this benefit shall not exceed ______________ Dollars ($_________).
4.10    D&O Insurance. With respect to services provided by Employee on or prior to the date of termination, the Company shall maintain Director and Officer insurance coverage for Employee consistent with that provided to other Company directors and officers and provide Employee with indemnification as permitted by law. Additionally, the Company will secure appropriate tail coverage in order to protect Employee for actions while he rendered his services as an officer of the Company.
4.11    [Relocation Services. Employee will be eligible for relocation services consistent with the Company’s Corporate Policy 905E.]
4.12    [Other Non-U.S. Benefits. ___________________________.]
5.     Confidentiality, Non-Compete, Non-Solicitation, and Intellectual Property; Non-Disparagement.

5.1    Confidentiality, Non-Compete, Non-Solicitation, and Intellectual Property. As a material requirement of this Agreement and in consideration of Employee’s employment with the Company, as well as Employee’s access to confidential information belonging to the Company, upon execution of this Agreement, Employee shall sign an Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Competition, a copy of which is attached hereto as Exhibit A.

5.2    Non-Disparagement. Employee shall not at any time make, encourage or support, any false, misleading or disparaging statements about the Company, including its products, board of directors, management, employees, and/or customers.

6.    Disclosures
6.1    Upon Employment. Employee represents and warrants to the Company that Employee is not a party to any confidentiality, non-competition, non-solicitation or similar agreements with any third party, or to any agreement the terms of which could prohibit Employee from performing his employment duties for the Company, or to any agreement which could be breached by Employee’s entry into this Agreement and/or performance of Employee’s employment duties for the Company.
6.2    Upon Termination of Employment. For any period of time when the restrictions referenced in Section 5 apply, Employee shall promptly notify any subsequent employer of the terms of this Agreement to ensure that this Agreement is not breached by Employee.

7.    Miscellaneous Provisions
7.1    Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent. Employee further acknowledges and agrees that the Company may, without Employee’s consent, assign its rights and obligations under this Agreement to a related entity. [For Non-U.S. Employees Only: Employee also acknowledges and agrees that the Company will, without Employee’s consent, assign its rights and obligations under this Agreement to ________, and Employee will be an employee of _________ upon such assignment. The Employee's base and principal office of employment will be the Company's office at _______________. However, the Employee will be required to undertake overseas travel as necessary to fulfill the Employee's responsibilities under this Agreement.] In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which may not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s rights and obligations under this Agreement may not be assigned to or be assumed by any other person or entity.
7.2    Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given by Employee only if provided to the Company’s Corporate Secretary, and shall be deemed to be duly given by the Company to Employee if provided by mail, email, mail or nationally or internationally recognized carrier to Employee at his address as shown in the Company’s records.
7.3    Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
7.4    Integration, Amendment and Waiver. This Agreement constitutes the entire agreement between the Company and Employee, superseding all prior similar arrangements and agreements, and may be modified, amended or waived only by a written instrument signed by both of them. This Agreement does not supersede the separate employment agreement between the Employee and the Company relating to a change in control of the Company.
7.5    Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, Employee expressly agrees and consents to jurisdiction in the Circuit Court for Hillsborough County, Florida and waives any claim that the Circuit Court for Hillsborough County, Florida is an inconvenient forum. [For Non-U.S. Employees Only: Notwithstanding any assignment of this Agreement to any affiliate of the Company, the short-term and long-term incentive plans of the Company and any compensation awarded under those plans, shall remain governed by and construed in accordance with the laws of the State of Florida without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties with respect to any short-term and/or long-term incentive plans of the Company and any compensation awarded under those plans shall be brought in the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement, and Employee expressly agrees and consents to jurisdiction in the Circuit Court for Hillsborough County, Florida and waives any claim that the Circuit Court for Hillsborough County, Florida is an inconvenient forum with respect to any such matters.]

7.6    Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
7.7    Non-Waiver of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party under this Agreement shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.
7.8    Attorneys’ Fees. In the event that the Employee or the Company brings any proceeding or any legal action to enforce the terms of this Agreement, each party shall bear its own attorneys’ fees and costs in connection with such proceeding or legal action.
7.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.

EMPLOYEE:	THE COMPANY:

MANITOWOC FOODSERVICE, INC.

By:
Name:
Title: